Exhibit 10.1

Bing He

30 September 2008
China Digital Ventures Corporation 26/F., 88 Lockhart Road, Wanchai, Hong Kong
Dear Sirs,
Re: Loan Advance
As of 30 September 2008, I have advanced to China Digital Ventures Corporation ("CDV") a total amount of US$19,648.
I hereby confirm that the amount owed by CDV to me is unsecured, non-interest bearing and payable on demand.
Yours sincerely,
/s/ Bing He Mr. Bing He